UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2015 (June 17, 2015)

Calpian, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-53997	20-8592825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Akard Street, Suite 2850, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 758-8600

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.
On June 11, 2015, Calpian, Inc. (the “Company”) held one of several closings under a Subscription Agreement (the “Subscription Agreement”) entered into by the Company and certain accredited investors (the “Purchasers”). The Company has sold an aggregate of 2,352,001 units (each, a “Unit”). Each Unit consisted of i) one share of the common stock of the Company, par value $0.001 per share (the “Common Stock”) and ii) a five-year warrant to purchase one half (1/2) of one share of Common Stock at $0.75 per share. The Units were offered at a purchase price of $0.60 per Unit, with a minimum purchase of $50,000 in Units. Accordingly, the Company sold to the Purchasers 2,352,001 shares of Common Stock and Warrants to purchase 1,176,001 shares of Common Stock at an exercise price of $0.75 per share and the Company received gross proceeds of $1,441,200.

The Company intends to use the net proceeds from the Private Placement to fund the growth of its Money-on-Mobile business in India and for general corporate purposes.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D for purposes of the Private Placement.

The information contained in this Current Report on Form 8-K does not constitute an offer to sell or solicitation of an offer to buy the Units or any other securities, and it shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. The information contained in this Current Report on Form 8-K is being disclosed pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CALPIAN, INC.

Date: June 17, 2015	By:	/s/ Scott S. Arey
Scott S. Arey
Chief Financial Officer